Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. REPORTS RECORD FOURTH QUARTER AND
FISCAL 2010 RESULTS

FOURTH QUARTER:
-- COMPARABLE STORES SALES INCREASE 7% --
-- REPORTS RECORD FOURTH QUARTER EARNINGS --

FISCAL YEAR 2010:
-- COMPARABLE STORES SALES INCREASE 9% --
-- REPORTS RECORD FISCAL 2010 EARNINGS –

-- PROVIDES FULL YEAR FISCAL 2011 GUIDANCE --

SUFFERN, NY – September 15, 2010 - Dress Barn, Inc. (NASDAQ - DBRN) today reported sales and earnings results for its fiscal fourth quarter and fiscal year ended July 31, 2010. Sales and earnings results for the fiscal fourth quarter and fiscal year 2010 periods included fourteen and fifty-three weeks, respectively, while the same periods in fiscal year 2009 included thirteen and fifty-two weeks, respectively.

Fiscal Fourth Quarter Results

Net earnings for the fiscal fourth quarter increased to $42.0 million, or $0.52 per diluted share, compared to recast GAAP net earnings of $25.6 million, or $0.40 per diluted share for the fourth quarter of fiscal 2009.  The Company’s fourteenth week net earnings for the fourth quarter of fiscal 2010 were approximately $0.05 per diluted share.  The Company noted that results for the fourth quarter of fiscal 2009 have been recast to include non-cash, imputed interest from the adoption of Accounting Standards Codification (ASC) 470-20 as further described below.

Net earnings on a non-GAAP basis increased to $37.9 million, or $0.47 per diluted share, compared to net earnings for the fourth quarter of 2009 of $24.8 million, or $0.38 per share.  During the fourth quarter of fiscal 2010, the Company incurred a total of $0.9 million of pretax charges for certain items that management believes are not indicative of ongoing operations compared to pre-tax charges of $6.3 million in the prior year fourth quarter.  The Company also recorded a tax benefit of $4.8 million during the fourth quarter of fiscal 2010 and $5.0 million during the prior year fourth quarter due to the reversal of certain tax liabilities that are no longer required.  The Company believes it is valuable for users of the Company’s financial statements to be made aware of the non-GAAP financial information as such measures are used by management to evaluate the operating performance of the Company on a comparable basis.  Accordingly, a GAAP to non-GAAP reconciliation of results is provided later in this release.

Net sales for the fourteen-week fiscal fourth quarter ended July 31, 2010 increased 78% to $710.9 million compared to $398.9 million for the thirteen-week fiscal fourth quarter ended July 25, 2009.  The overall increase was primarily due to the inclusion of Justice sales of $245.6 million. Consolidated comparable store sales for Dress Barn, Inc. increased 7% for the thirteen-week period ended July 24, 2010 compared to the thirteen-week period ended July 25, 2009.  The Company’s fourteenth week net sales were approximately $56 million.

By division, net sales for dressbarn increased 11% to $282.3 million, compared to $253.7 million last year, with a comparable store sales increase of 5%.  Net sales for maurices increased 26% to $183.0 million, compared to $145.2 million last year, with a comparable store sales increase of 8%.  Net sales during this quarterly period for Justice were $245.6 million, with comparable store sales increasing 10%.

SG&A expenses for the fiscal fourth quarter were $209.9 million, or 29.5% of sales, compared to $113.6 million, or 28.5% of sales in the prior year fourth quarter. SG&A expenses on a non-GAAP basis were $209.0 million, or 29.4% of sales, compared to $107.3 million, or 26.9% of sales in the prior year’s fiscal period. The increase in the SG&A rate of 100 basis points on a GAAP basis and 250 basis points on a non-GAAP basis was primarily due to the inclusion of Justice, which had a slightly higher SG&A rate, increased incentive compensation costs due to significantly better-than-planned earnings results and increased marketing costs.

Operating income for the fiscal fourth quarter was $59.8 million, or 8.4% of sales compared to $34.8 million, or 8.7% of sales in the prior year fourth quarter. On a non-GAAP basis operating income increased to $60.7 million, or 8.5% of sales compared to $41.1 million, or 10.3% of sales in the prior year fourth quarter. The decrease in operating income as a percent of sales was primarily due to the normally lower volume seasonal performance of Justice.

Fiscal Year 2010 Results

Net earnings for the fiscal year 2010 increased to $133.4 million, or $1.73 per diluted share, compared to recast GAAP net earnings of $66.6 million, or $1.06 per diluted share for the fiscal 2009. The Company’s fifty-third week net earnings for the 2010 fiscal year were approximately $0.05 per diluted share. Interest expense in both periods includes non-cash, imputed interest recorded in accordance with our adoption of ASC 470-20.

Net earnings on a non-GAAP basis increased to $140.0 million, or $1.82 per diluted share for fiscal 2010, compared to net earnings for fiscal 2009 of $65.2 million, or $1.03 per diluted share. During fiscal 2010, the Company incurred $17.5 million of pretax charges for certain items that management believes are not indicative of ongoing operations compared to pretax charges of $5.3 million last year. The Company also recorded a tax benefit of $4.8 million during fiscal 2010 and $5.0 million during the prior fiscal year due to the reversal of certain tax liabilities that are no longer required. A GAAP to non-GAAP reconciliation of these results is provided later in this release.

Net sales for the fifty-three week fiscal year ended July 31, 2010 increased 59% to $2.4 billion compared to $1.5 billion for last year’s fifty-two week fiscal year ended July 25, 2009.  The increase was primarily due to the inclusion of Justice sales, which accounted for $711.9 million of the total increase of $880.4 million, since the merger date of November 25, 2009 to the close of the fiscal year. Comparable store sales for Dress Barn, Inc. increased 9% for the fifty-two week period ended July 24, 2010 compared to the fifty-two week period ended July 25, 2009.

For the fiscal year, by division: net sales for dressbarn increased 8% to $982.0 million with comparable store sales increasing 6%. Net sales for maurices increased 16% to $680.7 million with comparable store sales increasing 6%. Net sales for Justice were $711.9 million since the merger date of November 25, 2009, with comparable store sales increasing 17% during this period.

SG&A expenses for the fiscal year were $690.2 million, or 29.1% of sales, compared to $422.4 million, or 28.3% of sales in the prior fiscal year. SG&A expenses on a non-GAAP basis were $678.5 million, or 28.6% of sales, compared to $417.1 million, or 27.9% of sales in the prior fiscal year. The increase in the SG&A rate of 80 basis points on a GAAP basis and 70 basis points on a non-GAAP basis was due to the inclusion of Justice, which had a slightly higher SG&A rate, increased incentive compensation costs due to significantly better-than-planned earnings results and increased marketing costs.

Operating income for the fiscal year was $217.5 million, or 9.2% of sales, compared to $105.0 million, or 7.0% of sales in the prior fiscal year. On a non-GAAP basis, operating income increased to $229.2 million, or 9.7% of sales, compared to $110.3 million, or 7.4% of sales in the prior fiscal year. This increase as a percentage of sales is primarily due to improved gross profit.

Commentary

David R. Jaffe, President and Chief Executive Officer commented, “We are very pleased to have closed the fiscal year with strength in each of our three businesses.  Our financial results demonstrate that we have built a powerful platform of diversified retail concepts whose value-oriented merchandise assortments are resonating with today’s demanding consumers. The strategic progress we made this past year with the acquisition of Justice has clearly reinforced our ability to flow strong returns and create significant value for our shareholders.  Our balance sheet remains strong, as does our ability to generate cash flow, and we are confident that we can pursue a wide range of strategies to reinforce our growth and leadership position in the retail industry.”

Mr. Jaffe continued, “Our performance for the early Fall period has been good overall and we continue to be focused on maintaining strong margins, creating operating leverage, and taking advantage of opportunities to further improve on our store productivity levels in each concept.  We are pleased to see continuing momentum in our businesses, particularly with our maurices and Justice concepts during the key back-to-school retailing season.”

Impact of Adoption of ASC 470-20

At the beginning of the fiscal year, the Company adopted ASC 470-20 (formerly FASB Staff Position APB No.14-1), Debt with Conversion and Other Options. The adoption impacts the accounting treatment of our 2.5% Convertible Senior Notes. As required, prior period results were recast to conform to this pronouncement. The effect of the recast was to increase non-cash, imputed interest expense by $1.3 million for the fiscal fourth quarter of 2009, and by $5.2 million for fiscal year 2009. Effective as of the end of the second quarter of Fiscal 2010, all of our 2.5% Convertible Senior Notes were redeemed and, therefore, the Company no longer incurs interest expense related to the Notes. Prior to the redemption, non-cash imputed interest expense of $2.6 million was recorded in fiscal 2010.

Reconciliation of GAAP to Non-GAAP Earnings and Diluted EPS

Earnings and diluted earnings per share are shown below on both a GAAP and a non-GAAP basis for both the fiscal fourth quarter and fiscal year ended July 31, 2010 and July 25, 2009. The following items are excluded from GAAP and are shown below as non-GAAP measures: 1) loss on debt extinguishment, 2) merger-related costs, 3) previously announced corporate reorganization costs, 4) partial impairment of our Studio Y trade name, 5) charges (benefits) related to our deferred compensation plan that result from stock market appreciation that impacts the liability for this plan and 6) tax benefit due to the reversal of certain tax liabilities that are no longer required. Because management believes these items may not be indicative of normal operating items, management believes these non-GAAP measures are useful to investors as an alternative for measuring the Company’s operating performance and comparing it against the prior year fiscal fourth quarter and fiscal year.

	Fiscal Fourth Quarter
	FY 2010 (Fourteen Weeks)				FY 2009 (Thirteen Weeks)
(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share
Reported GAAP Basis	$60.1	$18.1	$42.0	$0.52	$33.7	$8.1	$25.6	$0.40
Adjustments to expenses:
Corporate reorganization costs	1.2	0.3	0.9	0.01	--	--	--	--
Charges (benefits) related to deferred compensation plan	(0.3)	(0.1)	(0.2)	0.00	0.7	0.3	0.4	0.00
Merger related costs	--	--	--	--	3.6	1.0	2.6	0.04
Impairment of trade name	--	--	--	--	2.0	0.8	1.2	0.02
Tax benefit due to the reversal of certain tax liabilities	--	4.8	(4.8)	(0.06)	--	5.0	(5.0)	(0.08)
Non-GAAP basis	$61.0	$23.1	$37.9	$0.47	$40.0	$15.2	$24.8	$0.38

	Fiscal Year
	FY 2010 (Fifty-three Weeks)				FY 2009 (Fifty-two Weeks)
(in millions, except per share amounts)	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share	Earnings before income taxes	Income taxes	Net earnings	Diluted earnings per share
Reported GAAP Basis	$209.4	$76.0	$133.4	$1.73	$101.5	$34.9	$66.6	$1.06
Adjustments to expenses:
Merger related costs	6.2	2.1	4.1	0.05	3.6	1.0	2.6	0.04
Impairment of trade name	2.0	0.8	1.2	0.02	2.0	0.8	1.2	0.02
Charges (benefits) related to deferred compensation plan	2.3	0.8	1.5	0.02	(0.3)	(0.1)	(0.2)	(0.01)
Corporate reorganization costs	1.2	0.3	0.9	0.01	--	--	--	--
Loss on debt extinguishment	5.8	2.1	3.7	0.05	--	--	--	--
Tax benefit due to the reversal of certain tax liabilities	--	4.8	(4.8)	(0.06)	--	5.0	(5.0)	(0.08)
Non-GAAP basis	$226.9	$86.9	$140.0	$1.82	$106.8	$41.6	$65.2	$1.03

Reconciliation of GAAP to Non-GAAP Selling, general and administrative expenses and operating income:

Selling, general and administrative expenses and operating income are shown below on both a GAAP and a non-GAAP basis. The following items are excluded from GAAP and are shown below as non-GAAP measures: 1) merger related costs, 2) partial impairment of our Studio Y trade name, 3) charges (benefits) related to our deferred compensation plan that result from stock market appreciation that impacts the liability for this plan and 4) previously announced corporate reorganization related costs. Because management believes these items may not be indicative of normal operating items, management believes these non-GAAP measures are useful to investors as an alternative for measuring the Company’s operating performance and comparing it against the prior year fiscal fourth quarter and fiscal year.

Selling, general and administrative expenses:

(in millions)	Fiscal Fourth Quarter		Fiscal Year
	FY 2010 (Fourteen Weeks)	FY 2009 (Thirteen Weeks)	FY 2010 (Fifty-three Weeks)	FY 2009 (Fifty-two Weeks)
Reported GAAP Basis	$209.9	$113.6	$690.2	$422.4
Adjustments to SG&A expenses:
Merger related costs	--	(3.6)	(6.2)	(3.6)
Impairment of trade name	--	(2.0)	(2.0)	(2.0)
Charges (benefits) related to deferred compensation plan	0.3	(0.7)	(2.3)	0.3
Corporate reorganization costs	(1.2)	--	(1.2)	--
Non-GAAP basis	$209.0	$107.3	$678.5	$417.1

Operating income:

(in millions)	Fiscal Fourth Quarter		Fiscal Year
	FY 2010 (Fourteen Weeks)	FY 2009 (Thirteen Weeks)	FY 2010 (Fifty-three Weeks)	FY 2009 (Fifty-two Weeks)
Reported GAAP Basis	$59.8	$34.8	$217.5	$105.0
Adjustments to Operating income:
Merger related costs	--	3.6	6.2	3.6
Impairment of trade name	--	2.0	2.0	2.0
Charges (benefits) related to deferred compensation plan	(0.3)	0.7	2.3	(0.3)
Corporate reorganization costs	1.2	--	1.2	--
Non-GAAP basis	$60.7	$41.1	$229.2	$110.3

Fiscal July 2011 Guidance

The Company’s guidance for non-GAAP earnings per diluted share for fiscal July 2011 is in the range of $2.05 to $2.15. This estimate is based upon various assumptions for the year including a low to mid-single digit increase in comparable store sales. Fiscal 2011 is a fifty-two week year, with the fourth quarter including thirteen weeks. The Company plans to open approximately 70 stores and close 45 stores, ending fiscal 2011 with approximately 2,502 dressbarn, maurices and Justice stores in operation.

Conference Call Information

The Company will conduct a conference call, September 15, 2010 at 4:30 PM Eastern Time to review its fourth quarter and fiscal 2010 results followed by a question and answer session. Parties interested in participating in this call should dial in at (857) 350-1600 prior to the start time, the passcode is 12154602. The call will also be simultaneously broadcast at www.dressbarn.com.  A recording of the call will be available shortly after its conclusion and until October 15, 2010 by dialing (617) 801-6888, the passcode is 68288640.

About Dress Barn, Inc.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty retailer of apparel for women and tween girls operating under the dressbarn, maurices and Justice names. The Company operates 2,477 stores.

dressbarn stores offer casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 833 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 757 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 887 stores in 46 states and Puerto Rico.

For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 25, 2009 and Form 10-Q for the quarter ended April 24, 2010.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations- Unaudited
Amounts in thousands, except per share amounts
	Fiscal Fourth Quarter
	FY 2010*		FY 2009
	(Fourteen Weeks)		(Thirteen Weeks)
Net sales	$710,865	100.0%	$398,928	100.0%
Cost of sales, including occupancy and buying costs	419,484	59.0%	237,994	59.7%
Gross Profit	291,381	41.0%	160,934	40.3%
Selling, general and administrative expenses	209,893	29.5%	113,640	28.5%
Depreciation and amortization	21,677	3.0%	12,505	3.1%
Operating income	59,811	8.4%	34,789	8.7%

Interest income	477	0.1%	924	0.2%
Interest expense	(684)	-0.1%	(2,499)	-0.6%
Other income	543	0.1%	453	0.1%
Earnings before income taxes	60,147	8.5%	33,667	8.4%
Income tax provision	18,136	2.6%	8,046	2.0%
Net earnings	$42,011	5.9%	$25,621	6.4%

Earnings per share:
Basic	$0.53		$0.43
Diluted	$0.52		$0.40

Weighted average shares outstanding:
Basic	79,295		60,047
Diluted	81,504		64,747

* The Condensed Consolidated Statements of Operations include the results of Justice for the full fiscal quarter. The following are the Justice results included above and are being provided for more meaningful comparison purposes:

	Fiscal Fourth Quarter FY 2010 (Fourteen Weeks)
Net sales	$245,672	100.0%
Cost of sales, including occupancy and buying costs	151,217	61.6%
Gross Profit	94,455	38.4%
Selling, general and administrative expenses	81,618	33.2%
Depreciation and amortization	9,728	4.0%
Operating income	$3,109	1.3%

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations- Unaudited
Amounts in thousands, except per share amounts
	Fiscal Year
	FY 2010*		FY 2009
	(Fifty-three Weeks)		(Fifty-two Weeks)
Net sales	$2,374,571	100.0%	$1,494,236	100.0%
Cost of sales, including occupancy and buying costs	1,395,267	58.8%	918,350	61.5%
Gross Profit	979,304	41.2%	575,886	38.5%
Selling, general and administrative expenses	690,229	29.1%	422,372	28.3%
Depreciation and amortization	71,618	3.0%	48,535	3.2%
Operating income	217,457	9.2%	104,979	7.0%

Loss on debt extinguishment	(5,792)	-0.2%	--	0.0%
Interest income	2,258	0.1%	5,394	0.4%
Interest expense	(6,624)	-0.3%	(9,951)	-0.7%
Other income	2,049	0.1%	1,062	0.1%
Earnings before income taxes	209,348	8.8%	101,484	6.8%
Income tax provision	75,970	3.2%	34,912	2.3%
Net earnings	$133,378	5.6%	$66,572	4.5%

Earnings per share:
Basic	$1.85		$1.11
Diluted	$1.73		$1.06

Weighted average shares outstanding:
Basic	72,194		60,044
Diluted	76,997		62,990

* The Condensed Consolidated Statements of Operations include the results of Justice since the merger on November 25, 2009 to the end of the fiscal year. The following are the Justice results included above and are being provided for more meaningful comparison purposes:

	FY 2010 (Fifty-three Weeks)
Net sales	$711,927	100.0%
Cost of sales, including occupancy and buying costs	413,208	58.0%
Gross Profit	298,719	42.0%
Selling, general and administrative expenses	210,336	29.5%
Depreciation and amortization	23,677	3.3%
Operating income	$64,706	9.1%

Dress Barn, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets- Unaudited
Amounts in thousands
	July 31,	July 25,
ASSETS	2010*	2009
Current Assets:
Cash and cash equivalents	$240,641	$240,763
Restricted cash	1,355	--
Investment securities	85,088	112,998
Merchandise inventories	320,345	193,979
Prepaid expenses and other current assets	68,654	19,041
Total Current Assets	716,083	566,781

Property and Equipment	807,142	556,085
Less accumulated depreciation and amortization	329,056	278,172
Property and Equipment, net	478,086	277,913

Other Intangible Assets, net	185,628	104,932
Goodwill	229,661	130,656
Investment Securities	15,833	30,813
Other Assets	28,828	18,077
TOTAL ASSETS	$1,654,119	$1,129,172

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$178,722	$138,940
Accrued expenses and other current liabilities	179,011	110,461
Current portion of long-term debt	1,421	1,347
Convertible Senior Notes	--	101,354
Total Current Liabilities	359,154	352,102

Long-Term Debt	24,617	26,062
Other Long-Term Liabilities	255,681	118,561
Total Liabilities	639,452	496,725
Shareholders' Equity	1,014,667	632,447
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,654,119	$1,129,172

* The Condensed Consolidated Balance Sheets above include the Justice balances as of July 31, 2010 for the following selected line items and are being provided for more meaningful comparison purposes: Merchandise inventories - $115,061, Property and Equipment, net - $200,207, Other Intangible Assets, net - $83,183, Goodwill - $99,005, Accounts payable - $39,202 and Other Long-Term Liabilities - $130,326.